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                                                                     Exhibit 8.1
                                                                     -----------




May __, 2001



The Forest Bank, LLC
c/o The Nature Conservancy
339 East Avenue, Suite 300
Rochester, NY 14604

                             The Forest Bank, LLC
                        U.S. Federal Income Tax Opinion
                        -------------------------------

Ladies and Gentleman:

We have acted as counsel to The Forest Bank, LLC, a Delaware limited liability company (the "Company"), in connection with the preparation of an S-1 registration statement filed on March 2, 2001 (the "Registration Statement") and the offering and sale (the "Offering") pursuant to the Prospectus contained as part of the Registration Statement (the "Prospectus") of 15,000,000 Preferred Units of the Company. The Company is governed by the Amended and Restated Limited Liability Company Agreement of the Company, dated as of May __, 2001 (the "LLC Agreement"), by and among The Nature Conservancy, a District of Columbia nonprofit organization ("TNC"), and other persons who are record owners of membership units in the Company (as identified in the LLC Agreement). Capitalized terms used herein have the same meanings as ascribed to them in the LLC Agreement. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

In giving the opinions set forth below, we have reviewed original or copies of the following:

1.   the LLC Agreement, including the exhibits thereto;

2. the private letter ruling addressed to TNC from the Internal Revenue Service, dated July 20, 2000, with respect to the Company (the "Private Letter Ruling");

3. the forms of the Nature Conservancy Conservation Easement, the Forest Bank Management Easement, and the Forest Bank Management and Conservation Easement;

4.   the Subscription Agreement;







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The Forest Bank, LLC
May __, 2001
Page 2

5.   the Management Agreement; and

6.   the Prospectus.

We also have reviewed such other records, documents and matters of fact and law as we have deemed necessary or relevant for purposes of rendering the opinions expressed below. In addition, we have assumed, with your permission, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, the genuineness of signatures not witnessed by us, the legal capacity of natural persons, and the due authorization, execution, and delivery of all documents by all parties thereto and the validity, binding effect, and enforceability thereof.

Furthermore, we have assumed, with your permission, the following:

1. the transactions contemplated by the Prospectus will be consummated in accordance with the descriptions in the Prospectus;

2. all of the terms and conditions of the LLC Agreement and other governing documents will be satisfied;

3. no Preferred Member will exercise his or her redemption rights within two years of the contribution of the Timber Rights to the Company;

4. the Company will not assume the liabilities of any Member or take Timber Rights subject to any indebtedness;

5. prior to the contribution of Timber Rights to the Company, each Preferred Member will have held his or her Timber Rights for at least one year and no Preferred Member will have held his or her Timber Rights as inventory primarily for sale to customers in the ordinary course of his or her trade or business; and

6. except for the LLC Agreement, the Nature Conservancy Conservation Easement, the Forest Bank Management Easement, the Forest Bank Management and Conservation
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The Forest Bank, LLC
May __, 2001
Page 3

     Easement, the Subscription Agreement, and the certificates attached as exhibits to or otherwise described in the Prospectus, there are no agreements or understandings, express or implied, between the Company or TNC, on the one hand, and any of the Members, on the other hand.

Finally, we are relying upon the conclusions of the Internal Revenue Service set forth in the Private Letter Ruling.

Our opinions are based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, current administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof. All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretation, as well as any changes in the facts as they have been represented to us or assumed by us, could support a position contrary to our opinions expressed below or could otherwise affect our conclusions. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service or by a court of competent jurisdiction, or of a contrary position by the Internal Revenue Service or the Treasury Department in regulations or rulings issued in the future.

Based upon all of the foregoing and subject to the qualifications stated herein, we are of the opinion that:

     (a) the Company will be classified as a partnership for federal income tax purposes;

     (b) each Member will be treated as a partner of the Company for federal income tax purposes;

     (c) no gain or loss will be recognized by a Preferred Member upon the contribution of his or her Timber Rights to the Company in exchange for Preferred Units;

     (d) any gain recognized by the Company for federal income tax purposes from the Company's harvesting activities pursuant to the Forest Bank Management Easements
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The Forest Bank, LLC
May __, 2001
Page 4

     and the Forest Bank Management and Conservation Easements will be treated as long-term capital gain;

     (e) for federal income tax purposes, the allocations of income, gain, loss, deduction, and credit in the LLC Agreement should have substantial economic effect or otherwise be respected under Code sections 704(b) and 704(c) and the Treasury regulations thereunder; and

     (f) the descriptions of the law contained in the Prospectus under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussions thereunder fairly summarize the U.S. federal income tax considerations that are likely to be material to a Preferred Member.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the holders of Preferred Units, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Very truly yours,



03352/07796/01655